Exhibit 99.1

Moxian, Inc. to Hold Its Annual Meeting of Shareholders on September 28, 2018; Board Chairman Resigns

Shenzhen, China, Aug. 22, 2018/ PRNewswire/ -- Moxian, Inc. (“Moxian” or the “Company”) (Nasdaq: MOXC), an offline-to-online (O2O) integrated social media platform operator, today announced that it plans to hold its Annual Meeting of Shareholders for the fiscal year ended September 30, 2017 (the “Meeting”) at 11:00 a.m. Beijing Time on September 28, 2018, which is 11:00 p.m. ET on September 27, 2018. Stockholders who own shares of the Company as of the close of business on August 29, 2018, the record date, will be entitled to vote at the meeting. The Meeting will be held at Building 22, No. 1517 Lizheng Road, Pudong District, Shanghai, China 201304.

The Company also announced that Mr. Qinghu Hao resigned on August 17, 2018 as the Chairman of the Board of Directors (the “Board”), but will remain as a member of the Board. Mr. Hao’s replacement as Chairman has not yet been named.

About Moxian, Inc.

Founded in 2013 in Shenzhen, China with branch offices in Beijing, Malaysia, and Hong Kong, Moxian, Inc. is an offline-to-online (O2O) integrated platform operator. The Company’s “Moxian+” mobile App platform connects Users to Merchant Clients through games, rewards and social events that they enjoy and in return, Users provide valuable information that Merchant Clients can use to effectively promote products and services offered at their brick and mortar stores. More information about the Company can be found at www.moxian.com.

Forward-Looking Statements

This press release may contain information about Moxian’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Moxian encourages you to review other factors that may affect its future results in Moxian’s registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Victor Tuang
Phone: + 86-755-8358-0755

ir@moxian.com

Tony Tian, CFA

Phone: +1-732-910-9692

ttian@weitianco.com